UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal Year 2011 Discretionary Bonuses

On March 12, 2012, the Compensation Committee of the Company’s Board of Directors approved and awarded a discretionary cash bonus for fiscal year 2011 performance to Dr. J. Mario Molina, the Company’s Chief Executive Officer, in the amount of $375,000. The Compensation Committee also awarded a discretionary cash bonus for 2011 to John Molina, its Chief Financial Officer, in the amount of $285,000.

Although the Company did not meet its previously established 2011 EBITDA performance goals for tax deductible bonuses under Internal Revenue Code Section 162(m), the Compensation Committee decided to award discretionary bonus payments in recognition of the executives’ performance, contributions, and services to the Company during 2011, and in consideration of other factors, including the following:

•

But for the non-cash impairment charge of $64.6 million in the fourth quarter related to the loss of the Missouri health plan’s contract, the Company’s EBITDA results in fiscal year 2011 would have been equal to the 99.5% level of the 2011 bonus payout schedule, resulting in bonus payments to Dr. Molina and John Molina in the amounts of $1,116,000 and $848,000, respectively.

•	Revenues and cash flows from operations in 2011 were both records for the Company.

•

During 2011, the Company’s Texas health plan won a large contract award, the Company began serving more of the Aged, Blind or Disabled in California and prepared for the dual-eligible opportunity in many of the states in which the Company operates, and the Company’s Molina Medicaid Solutions subsidiary achieved certification of its Medicaid management information system in Maine.

Fiscal Year 2012 Base Salaries and Bonus Opportunity Measures and Amounts

2012 Base Salaries. The Compensation Committee also determined that the fiscal year 2012 base salaries of each of Dr. Molina, John Molina, Terry Bayer, and Joseph White (each a “Named Executive Officer”) shall remain unchanged from their 2011 levels. The base salary levels of all of the five Named Executive Officers are shown in the table below.

2012 Bonus Opportunity Measures and Amounts. The Compensation Committee established bonus opportunity levels and measures for each Named Executive Officer for fiscal year 2012. The bonus performance measure of each Named Executive Officer is based upon the EBITDA (earnings before interest, taxes, depreciation and amortization) of the Company for its 2012 fiscal year. EBITDA for purposes of the bonus performance measure shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) consolidated interest expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary or non-recurring, non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash charges related to stock based compensation expenses pursuant to the financial reporting guidance of the Financial Accounting Standards Board concerning stock-based compensation as in effect from time to time, minus, to the extent included in consolidated net income, extraordinary or non-recurring, non-cash income or gains realized other than in the ordinary course of business.

The EBITDA levels and related bonus payouts shall be as follows:

Performance Goals and Payout as % of Opportunity
Measure	Threshold (0% Payout)	(50% Payout)	(100% Payout)	Maximum (125% Payout)
EBITDA	$180 M	$213 M	$250 M	$300 M

No bonus will be earned for performance below the 0% threshold level of EBITDA. The bonus amounts are not strictly linear, and thus shall be interpolated between the specified points. The maximum bonus payout shall be at the 125% level. Notwithstanding the bonus opportunity amounts specified, the Compensation Committee shall retain the discretion to grant bonus awards in excess of or separate from these amounts for exemplary performance. However, in no event shall the total bonus awarded to a Named Executive Officer exceed the maximum bonus opportunity specified below.

The following table sets forth the fiscal year 2012 base salary level along with the 100% and maximum bonus opportunity for each Named Executive Officer:

Executive Officer	Salary	100% Bonus Opportunity	Maximum Bonus Opportunity
Dr. J. Mario Molina Chief Executive Officer	$935,000	$1,122,000	$1,402,500
John Molina Chief Financial Officer	$852,500	$852,500	$1,065,625
Terry Bayer Chief Operating Officer	$625,000	$531,250	$664,062
Joseph White Chief Accounting Officer	$410,000	$205,000	$256,250
Stephen O’Dell SVP - Growth and Corporate Development	$386,250	$193,125	$241,406

Fiscal Year 2012 Performance Share Grants

The Compensation Committee also awarded to Dr. Molina 94,050 performance units, to John Molina 53,236 performance units, and to Terry Bayer 30,167 performance units conditioned upon the Company’s total operating revenue for fiscal year 2012 being equal to or greater than $5.5 billion. In the event that the performance condition is achieved, the performance units shall become unconditionally due, and shall be settled in shares of the Company’s common stock equal in number to the units granted. In the event that the performance condition is not achieved, the performance units shall lapse.

The Compensation Committee further awarded a second grant of 8,000 performance units to each of Dr. Molina, John Molina, and Terry Bayer, and 3,000 performance units to Joseph White, conditioned upon the certification during 2012 of the Company’s Medicaid management information system in Idaho by the Centers for Medicare and Medicaid Services. In the event that the performance condition is achieved, the performance units shall become unconditionally due, and shall be settled in shares of the Company’s common stock equal in number to the units granted. In the event that the performance condition is not achieved, the performance units shall lapse.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: March 14, 2012	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
General Counsel and Corporate Secretary

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